Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Verizon Savings and Security Plan for Mid-Atlantic Associates (the Plan) of Verizon Communications Inc. (Verizon) of our report dated March 10, 2010, with respect to the combined special-purpose financial statements and schedule of Verizon’s Separate Telephone Operations for the year ended December 31, 2009, included in Verizon’s Current Report (Form 8-K), dated March 24, 2010, and amended June 11, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

New York, New York

September 7, 2010